EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-201498, 333-59839, 333-171667, 333-56870, and 333-22319) pertaining to the securities to be offered to employees in employee benefit plans of FactSet Research Systems Inc. of our reports dated October 30, 2017, with respect to the consolidated financial statements and schedule of FactSet Research Systems Inc., and the effectiveness of internal control over financial reporting of FactSet Research Systems Inc., included in this Annual Report (Form 10-K) for the year ended August 31, 2017.

/s/ ERNST & YOUNG LLP

Stamford, Connecticut

October 30, 2017